Exhibit 5.4

140 BROADWAY SUITE 3100 NEW YORK, NY 10005-1101 212.973.8000 FAX 212.972.8798 schnader.com
May 20, 2011
Leet-Melbrook, Inc.
     and
MBC Precision Imaging, Inc.
c/o American Reprographics Company
700 North Central Avenue — Suite 500
Glendale, CA 91203

Re:	Registration Statement under the Securities Act of 1933 on Form S-4 filed by American Reprographics Company, et al, with the Securities and Exchange Commission
Ladies and Gentlemen:
          We have acted as special Maryland counsel to Leet-Melbrook, Inc., a Maryland corporation (“LMI”), and MBC Precision Imaging, Inc., a Maryland corporation (together with LMI, the “Companies”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by American Reprographics Company, as issuer (the “Issuer”), and certain guarantors, including the Companies, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to: (i) the issuance by the Issuer of up to US$200,000,000 aggregate principal amount of its 10.5% Senior Notes due 2016 (collectively, the “Exchange Notes”); and (ii) the issuance by each Company of a guaranty (collectively, the “Guarantees”) with respect to the Exchange Notes.
          We understand that the Exchange Notes will be issued under and pursuant to the Indenture (the “Indenture”) dated as of December 1, 2010 among the Issuer, certain guarantors named therein and Wells Fargo Bank, National Association, as trustee, and are being offered in exchange for the Initial Notes (as defined in the Indenture).
          For purposes of this opinion, we have reviewed executed copies of, but have not participated in the negotiation, preparation or settlement of the Indenture or the Registration Statement. We have also reviewed the certificates of incorporation and the by-laws, or their equivalent, of the Companies and any amendments and restatements thereto; certificates in good standing for each of the Companies furnished by the Department of Assessments and Taxation of the State of Maryland dated March 24, 2011 and bring down letters issued by the Corporation Service Company dated May 18, 2011 attached hereto as Exhibit A (collectively, the “Good Standing Certificates”); and the Officer’s Certificate attached hereto as Exhibit B (the “Officer’s Certificate”). With respect to the opinion expressed in Paragraph 1 below regarding the existence of the Companies, we have relied solely upon the Good Standing Certificates.

Leet-Melbrook, Inc.
     and
MBC Precision Imaging, Inc.
May 20, 2011

          The opinions expressed herein are subject to the following assumptions, limitations, qualifications and exceptions:
          (a) As to certain matters of fact material to this opinion, we have relied upon and assumed the accuracy of the factual representations and warranties in the Registration Statement, Indenture and in the Officer’s Certificate.
          (b) We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the accuracy and authenticity of the Good Standing Certificates.
          (c) We have assumed the legal right, power and authority of all parties, other than the Companies, executing the Indenture (collectively, the “Other Parties”) to enter into, enforce and perform all of their obligations under the Indenture. Furthermore, we have assumed the due authorization, execution and delivery of the Indenture by the Other Parties, and assumed that the Indenture is valid and binding upon the Other Parties, enforceable against them in accordance with their respective terms.
          (d) We are attorneys admitted to the Bar in the State of Maryland, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland, in effect as at the date hereof (collectively, “Maryland Law”), and we express no opinion herein as to the laws, or as to matters governed by the laws, of any other jurisdiction. We have not made any investigation as to any matter governed by federal or state securities laws and we express no opinion as to the applicability of any such laws to the transactions contemplated by the Registration Statement or the Indenture.
          Based and relying upon and subject to the foregoing, we are of the opinion that as at the date hereof:
          1. Each Company is existing under the laws of the State of Maryland.
          2. The execution and delivery by each of the Companies of the Indenture and the performance of their respective obligations thereunder have been duly authorized by all necessary corporate action on the part of each of the Companies and the Indenture has been duly

Leet-Melbrook, Inc.
      and
MBC Precision Imaging, Inc.
May 20, 2011

executed and delivered (to the extent such delivery is governed by Maryland Law) by each of the Companies.
          3 Each Guarantee has been duly authorized by the Company which is a party thereto.
          The opinions expressed above are rendered solely for the benefit of the addressees in connection with the transactions herein described and may not be used or relied upon by you for any other purpose or used or relied upon by any other person for any purpose whatsoever without our prior written consent except that copies of this opinion letter may be furnished to your counsel, Orrick, Herrington & Sutcliffe LLP, which may rely upon the opinions set forth herein as though addressed to it. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement.
Very truly yours,
/s/ Schnader Harrison Segal & Lewis LLP
SCHNADER HARRISON SEGAL & LEWIS LLP

EXHIBIT A
GOOD STANDING CERTIFICATES

EXHIBIT B
OFFICER’S CERTIFICATE